UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016 (July 14, 2016)

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 14, 2016, the Nasdaq Hearings Panel (the “Panel”) granted the request of Towerstream Corporation (the “Company”) for continued listing on The Nasdaq Capital Market, subject to the conditions discussed below.

As previously disclosed in a current report on Form 8-K filed on November 27, 2015, on November 24, 2015, the Listing Qualifications Staff (the “Staff”) of NASDAQ notified the Company that, based upon the closing bid price of the Company’s common stock for the 30 prior consecutive business days, the Company no longer satisfied the minimum $1.00 closing bid price requirement, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Requirement”), and had been provided a 180-day grace period to regain compliance with that requirement, through May 23, 2016.  As previously disclosed in a current report on Form 8-K filed on May 23, 2016, on May 17, 2016, the Staff also notified the Company that it no longer satisfied the minimum $2.5 million stockholders’ equity requirement or either alternative to that standard, as set forth in Nasdaq Listing Rule 5550(b) (the “Stockholders’ Equity Requirement”). Also as previously disclosed in a current report on Form 8-K filed on June 2, 2016, on May 26, 2016, the Company received notice from the Staff indicating that the Staff had determined to delist the Company’s securities due to the Company’s non-compliance with the Bid Price Requirement and Stockholders’ Equity Requirement unless the Company timely requested a hearing before the Panel. The Company timely requested a hearing before the Panel.

On July 7, 2016, the Company effected a 1 for 20 reverse split of its common stock which is expected to satisfy the Bid Price Requirement. Also on July 7, 2016, the Company met with the Panel and presented its plan to comply with all applicable criteria for continued listing.

On July 14, 2016, the Panel granted the Company’s request for continued listing, subject to the following:

●

On or before July 24, 2016, the Company shall have evidenced a closing bid price of $1.00 or more for a minimum of the ten prior consecutive trading days. Depending upon the particular facts and circumstances, the Panel may, in its discretion, require that the Company evidence a closing bid price of at least $1.00 per share for a period in excess of ten consecutive trading days.

●	The Company shall have provided to the Panel in September and October an update on its progress toward completion of its compliance plan.
●

On or before November 22, 2016, the Company shall have publicly announced and informed the Panel of its compliance with the Stockholders’ Equity Requirement and provided to the Panel updated projections demonstrating continued compliance with the Stockholders’ Equity Requirement through November 2017.

November 22, 2016 represents the full extent of the Panel’s discretion to allow continued listing while the Company is non-compliant. Should the Company fail to demonstrate compliance by that date, the Panel will issue a final delisting determination and the Company will be suspended from trading on The Nasdaq Capital Market. The Company is diligently working to evidence compliance with all applicable requirements for continued listing; notwithstanding, there can be no assurance that the Panel will determine to continue the Company’s listing or that the Company will be able to evidence compliance with the applicable listing criteria within the period of time granted by the Panel.

Item 8.01 Other Events.

On July 18, 2016, the Company issued a press release announcing the continued listing of its common stock on The Nasdaq Capital Market as described above. The full text of the press release issued in connection with the announcement is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Towerstream Corporation, dated July 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: July 18, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer